Exhibit  99.1

BOLDFACE Group Announces New CEO John LaBonty, Industry Veteran
and Former Smashbox Cosmetics Executive

SANTA MONICA, California, March 25, 2014 /CNW/ - BOLDFACE Group, Inc. (OTCQB: BLBK), a celebrity beauty licensing company focused on top tier entertainment and designer brands for opportunities in the beauty, home and fragrance market, announced the appointment of Mr. John LaBonty as President and Chief Executive Officer.

Mr. LaBonty joins with a wealth of experience including VP/General Manager of International for Smashbox Cosmetics, where he grew gross revenue by more than 400%.  Mr. LaBonty also has extensive mass-market consumer brand experience with Procter & Gamble and Tambrands (Tampax tampons).  He has led multiple sales, marketing and general management organizations with both companies within North America and internationally.  In addition to his extensive consumer experience, Mr. LaBonty was the Vice President of Sales and Distribution for Citigroup's Latin America consumer division where he oversaw a $2.3 billion organization of more than 10,000 personnel spanning 19 countries.  Mr. LaBonty has the perfect blend of leadership roles in consumer product and finance organizations.

“We could not be more thrilled with the addition of Mr. LaBonty to lead the company.  We are honored that Mr. LaBonty will be taking the helm and bringing the original vision to life,” said Nicole Ostoya, the current CEO who will transition to Co-Founder and Chief Marketing Officer of Boldface. “He brings excellent leadership, operational and financial experience combined with significant international experience. A force to be reckoned with.”

"I am delighted to have the opportunity to join Boldface Group and to assist Nicole and Robin in their vision to create the world's leading branding and licensing company.   I am impressed with what they have created and am confident that we can bring their vision to reality."

Boldface ended its last quarter ended December 31, 2013 with gross revenues of $1.969 million, a 27% increase over the prior quarter, and LTM (Last Twelve Months) gross revenues of $8.433 million.

About BOLDFACE

BOLDFACE is a Santa Monica, California based celebrity beauty licensing company founded by beauty industry veterans Nicole Ostoya and Robin Coe Hutshing.  BOLDFACE sells cosmetics and beauty products under the Kardashian Beauty™ brand, and will sell fragrance products by Mario Lopez and beauty and personal care products by UGLYDOLL™. Please visit www.boldfacegroup.com for further information.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of additional funding; and the Company's business, product development, marketing and distribution plans and strategies.  These and other factors are identified and described in more detail in the Company's filings with the United States Securities and Exchange Commission, including, the Company's Current Reports on Form 8-K.  The Company does not undertake to update these forward-looking statements.

Website: http://www.boldfacegroup.com

Source: BOLDFACE Group, Inc.

Contact:

info@boldfacegroup.com